THE PORTIONS OF THIS SUBLEASE MARKED WITH THREE ASTERISKS IN BRACKETS ([***]) HAVE BEEN OMITTED PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Exhibit 10.4

WAL*MART MASTER SUBLEASE AGREEMENT

THIS SUBLEASE is entered into as of the 25th day of November, 2003, by and between Sublessor and Sublessee as hereinafter defined.

WHEREAS, in consideration of the obligation of Sublessee to pay Rent as herein provided and in consideration of the Standard Terms and Conditions set forth herein, Sublessor hereby demises and Subleases to Sublessee and Sublessee hereby takes from Sublessor, the Subleased Premises, TO HAVE AND TO HOLD said Subleased Premises for the Sublease Term specified below, and upon the terms and conditions set forth in this Sublease.

BASIC PROVISIONS

1. Sublessor: Wal-Mart Stores, Inc., a Delaware corporation, on behalf of itself, or alternatively, where appropriate, on behalf of, and as authorized agent for, its affiliates, as designated in the Commencement. Agreement and/or Attachment A applicable to the particular store identified on such Commencement Agreement and/or Attachment A; Asset Management, Dept. 9453, 2001 S.E. 10th Street, Bentonville, AR 72716-0550.

2. Sublessee:             Woodforest National Bank

                                  Attn: Julie Mayrant

                                  Lake Robbins Drive

                                  P.O. Box 2868 The Woodlands, TX 77305-2868

     Phone: 281-297-1175 Email: jmayrant@woodforest.com

3. Sublessee’s Trade Name(s): Woodforest National Bank

4. “Subleased Premises”: The area Subleased by Sublessee within the Wal-Mart Store (the “Store”) as described on the Attachment A for each location.

5. Targeted Commencement Date: See section 1.3.

6. Sublease Term: Commencing on the Commencement Date as shown on Exhibit A, and continuing through the last day of the month in which the fifth (5th) anniversary of the Commencement Date occurs. Upon complete execution of this Sublease, Sublessee shall become subject to the terms of this Sublease.

7. Rent: $[***] per month for Subleased Premises 500 to 700 square feet.

              $[***] per month for Subleased Premises 701 to 950 square feet.

8. Key Money: A one-time nonrefundable fee of $[***] for the right to operate an FSF in the Store. Payment is to be made with the First payment of rent pursuant to Section 3.2.

9. Sublessor’s Construction Payment. A one-time payment of $[***] for Sublessor’s work related to the design, construction and finishing of the Subleased Premises. Payment is to be made with the first payment of Rent pursuant to section 3.2.

10. “Financial Service Facility” (hereinafter “FSF”, Sublessee’s Banking Facility located in the Subleased Premises and staffed with one or more bank employees.)

11. ATM Transaction Fee (defined in Section 1.5(c)) equal to $[***] per month, per ATM.

EXECUTED AS OF THE DATE HEREIN ABOVE STATED.

SUBLESSOR: WAL-MART STORES, INC.

By:	/s/ Glenn Habern	Witness:	/s/ Beverly Runions

Title:		By:	Beverly Runions

Attest:	/s/ Robert Ruck	Witness:

	Assistant Secretary	By:

STATE OF ARKANSAS	)
) ss
COUNTY OF BENTON	)

In the State of Arkansas, County of Benton, on this 18th day of December, 2003, before me, the undersigned, a Notary Public in and for said County and State, personally appeared Glenn Halbern, to me personally known, who being by me duly sworn did say that he/she is a SR VP in the Grantor corporation in the foregoing sublease, and that said sublease was signed in behalf of said corporation by authority of its Board of Directors and said SR VP acknowledged said sublease to be the free act and deed of said corporation.

WITNESS my hand and notarial seal subscribed and affixed in said county and state, the day and year in this certificate above written.

[seal]

/s/ Joyce Chunn

Notary Public

SUBLESSEE:

By:	/s/ Julie V. Mayrant	Witness:	/s/ Bill Townsend

Title:	Senior Vice President	By:	Bill Townsend

Attest:	/s/ Stacey Swanson	Witness:	/s/ Kristy Goetze

	Assistant Secretary	By:	Kristy Goetze

STATE OF TEXAS	)
) ss
COUNTY OF	)

In the State of Texas, County of Montgomery, on this 25th day of November, 2003, before me, the undersigned, a Notary Public in and for said County and State, personally appeared Julie V. Mayrant, to me personally known, who being by me duly sworn did say that he/she is a                              in the Grantor corporation in the foregoing sublease, and that said sublease was signed in behalf of said corporation by authority of its Board of Directors and said                              acknowledged said sublease to be the free act and deed of said corporation.

WITNESS my hand and notarial seal subscribed and affixed in said county and state, the day and year in this certificate above written.

[seal]

/s/ Shamila Yarborough

Notary Public

ARTICLE I. GENERAL PROVISIONS
1.1	Quiet Possession
1.2	Renewal Terms
1.3	Targeted Commencement Date
1.4	Permitted Use
1.5	Automated Teller Machine (“ATM”)
1.6	Sublessor’s Rights

ARTICLE II. ACCEPTANCE OF SUBLEASED PREMISES; REMODELING
2.1	Acceptance of Subleased Premises
2.2	Possession
2.3	Construction of Store
2.4	Store Renovation

ARTICLE III. RENT
3.1	Address for Payment of Rent
3.2	Time of Payment of Rent
3.3	Electronic Payment
3.4	Quarterly Payment of Rent at Sublessor’s Option

ARTICLE IV. REPORTS AND RECORDS
Intentionally Omitted

ARTICLE V. COMMON AREAS
5.1	Store Access
5.2	Parking

ARTICLE VI. USE AND CARE OF SUBLEASED PREMISES
6.1	Operation
6.2	Customer Service Telephone
6.3	Increased Risk
6.4	Care of Subleased Premises
6.5	Display Windows
6.6	Permits
6.7	Sublessee’s Employees
6.8	Advertising and Promotion

6.9	Trade Name

ARTICLE VII. MAINTENANCE AND REPAIR OF SUBLEASED PREMISES
7.1	Sublessor’s Responsibility
7.2	Sublessee’s Responsibility
7.3	Sublessee’s Responsibilities Regarding Condition of the Subleased Premises upon Quitting Subleased Premises

ARTICLE VIII. ALTERATIONS
8.1	Improvements by Sublessee
8.2	Construction
8.3	Covenants Against Liens

ARTICLE IX. SUBLESSOR’S RIGHT OF ACCESS: USE OF ROOF
9.1	Sublessor’s Right of Access
9.2	“For Rent” Signs
9.3	Use of Roof

ARTICLE X. SIGNS: STOREFRONTS
10.1	Signs; Storefronts

ARTICLE XI. UTILITIES
11.1	Utility Charge
11.2	Interruption of Utilities

ARTICLE XII. INDEMNITY AND PUBLIC LIABILITY INSURANCE
12.1	Injury and Damage
12.2	Liability Insurance
12.3	Workers’ Compensation Insurance

ARTICLE XIII. NON-LIABILITY FOR CERTAIN DAMAGES
13.1	Defects, etc.
13.2	Mutual Waiver of Subrogation

ARTICLE XIV. CASUALTY
14.1	Notice to Sublessor
14.2	Sublessor’s Repair of Casualty Damage
14.3	Sublessee’s Repair of Casualty Damage
14.4	Operation of FSF After Casualty
14.5	Property Insurance

ARTICLE XV. CONDEMNATION
15.1	Condemnation

ARTICLE XVI. ASSIGNMENT AND SUBLETTING
16.1	Sublessor’s Consent
16.2	Permitted Transfers
16.3	Corporate Consolidation
16.4	Transfer Premium
16.5	Effect of Sublessor Consent
16.6	Sublessor’s Sublease (if any)
16.7	Transfer by Sublessor

ARTICLE XVII. TAXES
17.1	Sublessee’s Responsibility for Taxes
17.2	Sublessor’s Responsibility for Taxes
17.3	Rent Taxes, etc.

ARTICLE XVIII. DEFAULT BY SUBLESSEE AND REMEDIES
18.1	Events of Default
18.2	Sublessor’s Remedies
18.3	Injunction
18.4	Attorney’s Fees
18.5	Remedies are Cumulative
18.6	Sublessee’s Insolvency

ARTICLE XIX. SUBLESSEE’S MAIL
19.1	Delivery of Sublessee’s Mail

ARTICLE XX. HOLDING OVER
20.1	Holdover Status

ARTICLE XXI. SUBORDINATION AND ATTORNMENT
21.1	Mortgages, etc.
21.2	Notice to Mortgagee
21.3	Estoppel Certificates
21.4	Attornment

ARTICLE XXII. NOTICES & CORRESPONDENCE
22.1	Notices

ARTICLE XXIII. REGULATIONS
23.1	Compliance With Regulations
23.2	Hazardous Waste
23.3	Applications

ARTICLE XXIV. MISCELLANEOUS
24.1	No Partnership
24.2	No Offset
24.3	Sublessor’s Liability
24.4	Consents
24.5	Waivers
24.6	Force Majeure
24.7	Governing Law
24.8	Captions
24.9	Number; Gender
24.10	Successors
24.11	Entire Agreement
24.12	Counterparts
24.13	Confidentiality
24.14	Store Closing
24.15	Restrictions
24.16	Advertisements
24.17	Attorney’s Fees
24.18	Failure to Act
24.19	Security

STANDARD TERMS AND CONDITIONS FOR WAL*MART SUBLEASE AGREEMENT

ARTICLE I. GENERAL PROVISIONS

1.1 Quiet Possession: Sublessor further agrees that if Sublessee shall perform all of the covenants and agreements herein required to be performed by Sublessee, Sublessee shall, subject to the terms of this Sublease, at all times during the continuance of this Sublease have peaceful and quiet possession of the Subleased Premises.

1.2 Renewal Terms: Provided Sublessee has conducted its business in an efficient, high-class and reputable manner and is not in default hereunder, Sublessee shall have the option(s) to extend the term of this Sublease as it applies to each Subleased Premise for up to two (2) consecutive terms of five (5) years each by giving Sublessor written notice of its exercise of the respective option at least one hundred eighty (180) days prior to the expiration of the original Lease Term or the expiration of the then existing term. References to the “Lease Term” shall refer to the original term and any extensions or renewals thereof.

1.3 Targeted Commencement Date:

(a) New, Relocated, or Expanded Stores: Subject to Section 2.2, the Targeted Commencement Date for new, relocated, or expanded Stores shall be the date and time of the Store Grand Opening (regardless of the normal business hours). Should Sublessee fail to be open and fully operational on the Targeted Commencement Date, Sublessee agrees to pay Sublessor as additional rent $5,000.00 (Five Thousand Dollars) in damages. Sublessee also agrees to pay as additional rent $100.00 (One Hundred Dollars) for each additional day that it is not open for business and fully operational. It would be impracticable or difficult to ascertain actual resulting damages to Sublessor and the amounts set forth above are reasonable estimates of such damage and shall be paid to Sublessor as liquidated damages in such event. In addition, it is required that Sublessee perform a dry run of all operations by the Friday before the Grand Opening date. See Exhibit A for the actual Commencement Date.

(b) Existing Store Spaces: Subject to Section 3.2, the Targeted Commencement Date for existing Store spaces shall be mutually agreed upon between Sublessor and Sublessee.

(c) Sublessee Possesses: In any event, if Sublessee is allowed to take possession of the space, but does not open for business within three (3) months of being able to take possession for any reason whatsoever, Sublessor may, at its sole option, terminate this Sublease and neither party shall have any further rights, duties or obligations hereunder except as follows. should Sublessee fail to be open and fully operational within such ninety days, Sublessee agrees to pay Sublessor $5,000.00 (Five Thousand Dollars) in damages regardless of whether or not Sublessor exercises its right to terminate this Sublease. It would be impracticable or difficult to ascertain actual resulting damages to Sublessor and the amounts set forth above are reasonable estimates of such damage and shall be paid to Sublessor as liquidated damages in such event. This does not in any way change the responsibility of Sublessee to be open and fully operational at Grand Opening of all new, relocated, or expanded Wal-Mart stores.

1.4 Permitted Use: A full service banking facility staffed with one or more bank employees whose functions include, without limitation, opening new deposit accounts, accepting loan applications and performing customary teller transactions, such as cashing checks and taking deposits. The full service banking facility may be equipped with an ATM, vault, safe deposit boxes, a night depository, and one or more self-service or interactive banking terminals. Sublessee has the right to operate a full service banking facility inside the Store and Sublessor agrees not to lease space to another bank inside the Store. Sublessee may offer, on a non-exclusive basis, such ancillary products and services as may be permitted by applicable law and regulations. Sublessee may not trade merchandise that conflicts with Sublessor’s merchandise without written approval.

THE PORTIONS ON THIS PAGE OF THIS SUBLEASE MARKED WITH THREE ASTERISKS IN BRACKETS ([***]) HAVE BEEN OMITTED PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

1.5 Automated Teller Machine (“ATM”):

(a) Sublessee shall have the right to operate one ATM within the Store. Sublessee may request Sublessor’s approval to operate additional ATMs within the Store which approval may be granted in Sublessor’s sole discretion. Subject to Section 1.6 below, Sublessor shall offer Sublessee a right of First refusal to operate additional ATMs within the Store prior to entering into an ATM lease with a third Party competitor of Sublessee. Any additional ATMs operated by Sublessee shall be subject to the terms of this Sublease and to the following additional conditions: (i) Sublessee shall pay ATM rental of $[***] per month for each additional ATM; (ii) the location(s) of additional ATM(s) will be as determined by Sublessor; and (iii) all additional ATM(s) must be front-loading ATMs.

(b) Sublessee may charge a Terminal Usage Fee, otherwise known as a surcharge, of up to $2.00 for each foreign transaction for use of Sublessee’s ATMs in the Store. The Bank reserves the right, at its sole discretion, to have the option to change fees based on industry standards.

(c) In the event Sublessee charges Terminal Usage Fees, Sublessee shall pay Sublessor an ATM Transaction Fee (the “ATM Transaction Fee”), in addition to any other ATM fees payable hereunder, equal to the amount shown in paragraph eleven (11) of the Basic Provisions by reason of transactions conducted at Sublessee’s ATM(s) in the Store. ATM Transaction Fees shall be paid monthly in arrears, commencing on the fifteenth (15th) day of the month after the month in which the ATM commences operation. Sublessee shall keep and maintain full and accurate records of Terminal Usage Fees charged to customers of Sublessee’s ATM(s). Sublessor shall have the right during Sublessee’s business hours and upon reasonable notice to Sublessee to inspect, copy and audit Sublessee’s records, and Sublessee will produce the same on Sublessor’s request. If any such inspection and audit discloses a liability for ATM Transaction Fees in excess of ATM Transaction Fees theretofore paid by Sublessee, Sublessee shall promptly, upon demand, pay to Sublessor such liability. If the audit discloses that Sublessee’s statements underreported ATM Transaction Fees by more than two percent (2%), then Sublessee shall, in addition, pay the reasonable cost of Sublessor’s audit.

(d) Sublessee agrees that no ATM shall stand in front of or protrude beyond the flush surface of the front wall of the bank vestibule area. The ATM must be recessed in such a way that no portion of the machine shall extend beyond the wall surface. Sublessee further agrees that under no circumstance shall any portion of the ATM extend into the traffic aisle adjacent to the bank’s front wall. Details of ATM placement into the leased space shall be submitted to and approved by Sublessor prior to construction of said space.

1.6 Sublessor’s Rights: Notwithstanding anything to the contrary herein, Sublessee acknowledges that Sublessor’s associates shall at all times during the term of this Sublease be permitted to conduct any transaction at the Point of Sale (POS), Service Desk or other location determined appropriate by Sublessor, to include, without limitation, accepting ATM, credit or debit (online or offline) cards, including offering “cashback”, cashing checks, offering privately branded credit cards and other financial or investment products and services that Sublessor, in its sole discretion deems appropriate.

ARTICLE II. ACCEPTANCE OF SUBLEASED PREMISES; REMODELING

2.1 Acceptance of Subleased Premises: By taking possession of the Subleased Premises, Sublessee shall be deemed conclusively to have accepted the same “as is” and to have acknowledged that the same comply fully with Sublessor’s covenants and obligations hereunder, unless Sublessee notifies Sublessor in writing of any defects within three (3) days of taking possession.

2.2 Possession: If this Sublease is executed before the Subleased Premises becomes vacant, or if any present Sublessee or occupant of the Subleased Premises holds over, and Sublessor cannot acquire possession of the Subleased Premises prior to the Targeted Commencement Date, Sublessor shall not be deemed to be in default hereunder, and Sublessee agrees to accept possession of the Subleased Premises at such time as Sublessor is able to tender the same. Sublessor hereby waives the payment of Rent covering any period prior to tender of possession of the Subleased Premises to Sublessee hereunder. If Sublessor, in Sublessor’s sole discretion, determines that it will be unable to acquire possession of the Subleased Premises within a reasonable time after the Targeted Commencement Date by reasonable commercial efforts, short of litigation, Sublessor shall have the right to terminate this Agreement by written notice to Sublessee. In such event, this Sublease shall terminate and neither party shall have any further rights, duties or obligations hereunder.

2.3 Construction of Store: If this Sublease is executed before Sublessor has commenced construction of the Store and Sublessor does not tender possession of the Subleased Premises to Sublessee for completion of Sublessee’s work by the Targeted Commencement Date, as above defined, Sublessor shall not be deemed to be in default hereunder, and Sublessee agrees to accept possession of the Subleased Premises at such time as Sublessor tenders the same. Notwithstanding the foregoing, if Sublessor, in Sublessor’s sole discretion (i) determines it will be unable to deliver possession of the Subleased Premises to Sublessee within a reasonable time after the Targeted Commencement Date, by reason of construction or regulatory delays or otherwise, or (ii) elects not to construct the Store, Sublessor shall have the right to terminate this agreement by written notice to Sublessee. In such event, this Sublease shall terminate and neither party shall have any further rights, duties or obligations hereunder.

2.4 Store Renovation: Sublessee recognizes that Sublessor may, from time to time, wish to renovate the Store by remodeling, rearranging or expanding the Store. Sublessor has the right to relocate Sublessee’s space within the Store at any time. The costs involved shall be paid as mutually agreed upon a future date on a site by site basis. In no event will Sublessor be responsible for “loss of business,” “lack of trade,” or any other claim resulting out of such renovation. Notwithstanding any relocation of the Subleased Premises required by reason of renovating the Store, the Subleased Premises shall always be comparable in configuration and shall always retain approximately the same overall size to the original Subleased Premises, and shall be located at the front of the Store. Sublessor agrees that Sublessee may temporarily close the Subleased Premises if Sublessee reasonably determines that its ability to operate is materially impaired due to work associated with Store renovation. Rent shall be abated during periods in which the Subleased Premises is closed by reason of such work. If Sublessee does not desire to relocate the Subleased Premises in accordance with the foregoing, then Sublessee may terminate this Sublease by giving Sublessor written notice not less than thirty (30) days after Sublessor’s notice of intention to perform such renovation. Sublessor reserves the right to terminate this Sublease in the event that as a consequence of such renovation, Sublessor cannot relocate the Subleased Premises.

ARTICLE III. RENT

3.1 Address for Payment of Rent: Rent shall be payable to Sublessor and mailed to the following address:

Wal-Mart

P.O. Box 500620

St. Louis, MO 63150-0620

Sublessee MUST include the Sublease number issued by Sublessor on all payments.

3.2 Time of Payment of Rent: Sublessee shall pay Rent to Sublessor in monthly installments. The first such monthly installment shall be due and payable on or before the earlier of (i) the date on which Sublessee first opens for business in the Subleased Premises and (ii) the Commencement Date, and subsequent installment shall be due and payable on or before the first day of each succeeding calendar month during the Sublease Term. Rent shall be prorated on a daily basis for any partial month in the Sublease Term that results from the Sublease Term beginning on a day other than the first day of a calendar month or ending on a day other than the last day of a calendar month.

3.3 Electronic Payment: It is understood that the Rent, Key Money, Sublessor’s Construction Payment and all other payments hereunder are payable at the times stated herein without offset or deduction of any nature. If requested by Sublessor, all payments shall be made electronically through an Automated Clearing House (ACH). In the event any payment is not received within ten (10) days of the due date, it is agreed that the amount thus due shall bear interest at the rate of one and one-half percent (1 1/2%)) percent per month, such interest to accrue continuously on any unpaid balance due to Sublessor by Sublessee during the period commencing with the due date and terminating with the date on which Sublessee makes full payment of all amounts owing to Sublessor at the time of said payment. Any such interest shall be payable as additional Rent hereunder and shall be payable immediately on demand.

3.4 Quarterly Payment of Rent at Sublessor’s Option: If Sublessee fails in two (2) consecutive months to make payments of Rent within ten (10) days after due, Sublessor, in order to reduce its administrative costs, may require by giving written notice to Sublessee (and in addition to any interest accruing pursuant to Section 3.3 above, as well as any other rights and remedies accruing pursuant to Article XVIII or Article XIX, or any other term, provision or covenant of this Sublease), that Rent is to be paid quarterly in advance instead of monthly.

ARTICLE IV. REPORTS AND RECORDS

Intentionally Omitted.

ARTICLE V. COMMON AREAS

5.1 Store Access: Sublessee and its employees and their agents shall have free access to the public areas of the building and the Subleased Premises during regular store hours. Sublessee is required to pay for all of Wal-Mart’s merchandise before taking such merchandise beyond Wal-Mart’s cash registers, just as any other Wal-Mart customer must do. Sublessee may not remove any of
Wal-Mart’s merchandise for use in the Subleased Premises or elsewhere without paying for it; such removal is considered shoplifting and may result, in part, in immediate termination of this Sublease upon written notice by Sublessor or Sublessee.

5.2 Parking: Employees, Sublessees, licensees, or concessionaires of Sublessee, while working in the Subleased Premises, shall be permitted to park their automobiles in spaces designated by Sublessor. Sublessee agrees that if any automobile or other vehicles owned by Sublessee or any of its employees, Sublessees, licensees or concessionaires shall be parked in any part of the Common Area other than the specified areas designated for employee parking while performing services at the Subleased Premises, such vehicles will be towed at Sublessee’s expense. Sublessor may from time to time substitute for any parking area other areas reasonable accessible to Sublessee.

ARTICLE VI. USE AND CARE OF SUBLEASED PREMISES

6.1 Operation: The Subleased Premises may be used only for the purpose or purposes specified in Section 1.4, and for no other purposes without the prior written consent of Sublessor. Sublessee shall not at any time leave the subleased Premises vacant, but shall in good faith continuously throughout the Sublease Term operate an FSF in the Subleased Premises. Sublessee shall operate its business in an efficient, high class and reputable manner, and shall, except during reasonable periods for repairing, cleaning, and decorating, keep the Subleased Premises open to the public for business with adequate personnel in attendance, for a minimum of ten (10) hours a day, Monday through Saturday; provided, however, that such minimum hours of operation shall be shortened for any day during which a bank holiday occurs. In addition, Sublessee agrees to provide a level and quality of services to its customers in the Store that equals or exceeds Sublessor’s standards for the level and quality of services Sublessor provides to its customers in the Store, and will conduct all business in conjunction with and abiding by Sublessor’s philosophies, culture and standards, subject to sound banking practices and applicable banking laws, rules and regulations.

6.2 Customer Service Telephone: Sublessee shall provide, at its sole expense, signage with a customer service line notice including a local or toll free phone number and principal office address. The signage shall be in a conspicuous location in the Subleased Premises in full view of all customers while the Store is open for business (signage should be in view even when bank is not open for business).

6.3 Increased Risk: Sublessee shall not, without Sublessor’s prior written consent, keep anything within the Subleased Premises or use the Sublease Premises for any purpose which increases the insurance premium cost or invalidates any insurance policy carried on the Subleased Premises or the Store or the Common Area. All property kept, stored or maintained within the Subleased Premises by Sublessee shall be at Sublessee’s sole risk.

6.4 Care of Subleased Premises: Sublessee shall take good care of the Subleased Premises and keep the same free from waste at all times. Sublessee shall keep the Subleased Premises neat, clean and free from dirt or rubbish at all times. Receiving and delivery of goods and merchandise and removal of garbage and trash from the Subleased Premises shall be made only in the manner and areas prescribed by Sublessor. Sublessee shall not operate an incinerator or burn trash or garbage within the Store or Common Area. Sublessee shall not permit any objectionable or unpleasant odors to emanate from Subleased Premises; nor place or permit any radio, television, loudspeaker or amplifier on the roof or outside the Subleased Premises or where the same can be seen or heard from outside the building; nor place any antenna, awning or other projection on the exterior of the Subleased Premises; nor take any other action which would constitute a nuisance or would disturb or endanger other Sublessees of the Store or unreasonably interfere with their use of their respective premises; nor do anything which would tend to injure the reputation of the Store.

6.5 Display Windows: Sublessee shall maintain all display windows in a neat, attractive condition and shall keep all display windows lighted during all business hours as defined above.

6.6 Permits: Sublessee shall procure at its sole expense any permits and licenses required for the transaction of business in the Subleased Premises and shall otherwise comply with all applicable laws ordinances and governmental regulations.

6.7 Sublessee’s Employees: All persons employed by Sublessee in or about, or in connection with, the operation of the FSF shall be Sublessee’s employees for all purposes under this Agreement. Sublessee’s employees and agents and employees of companies which service the FSF who are not Sublessee employees or agents shall he granted access to the Store For the purpose of servicing, maintaining, and otherwise performing services in connection with the FSF. Sublessor agrees to cooperate with Sublessee in providing access to the Subleased Premises during periods of time the Store may not be open for business.

6.8 Advertising and Promotion:

(a) Sublessee may advertise the existence and location of the FSF by media as per manner approved by Sublessor’s home office Leasing Operations department, which approval will not be unreasonably withheld or delayed. Sublessee must also notify the Wal-Mart store manager of any approved advertising. Aside from notices of the existence and location of the FSF, neither Sublessor nor Sublessee will use the other’s name, trademark, servicemark, or logo in any advertising, marketing, or solicitation materials without the other’s consent. In no event will either party advertise or otherwise represent that it has any relationship with the other other than the relationship of Sublessor and Sublessee arising out of Sublessee’s occupying space in the Store.

(b) Sublessee may promote its financial products and Financial services within the Store, provided however, that the frequency and manner of such promotion must first be approved by Sublessor. Such promotion may only be of the financial products and financial services offered in the Subleased Premises and shall not compete with, interfere with, or concern the retail merchandise sales of Sublessor. Sublessor and Sublessee recognize that such promotion is permitted solely due to the economic benefit Sublessor derives from such promotion. Sublessee may not promote its products and services on the bulkhead of the Subleased Premises.

(c) Subject to Sublessor approval on the on-site operations level, which will not be unreasonably withheld or delayed, Sublessee shall have access to the intercommunication system (“intercom”) within the Store to promote the products and services offered at the FSF. The use of the intercom shall be coordinated and approved between the Store Manager and the FSF Manager.

(d) All promotions conducted by Sublessee in the Store shall be conducted in a professional manner by trained employees of Sublessee or an Affiliate (as defined in Section 16.2, below) working at the FSF.

6.9 Trade Name: Sublessee hereby acknowledges that Sublessor’s business reputation, intended use of the Subleased Premises and ability to generate patronage to the Subleased Premises and the Store were all relied upon by Sublessor and served as significant and material inducements contributing to Sublessor’s decision to execute this Sublease with Sublessee. Sublessee hereby covenants and agrees. (i) to operate in the Subleased Premises only under the trade name(s) set forth in the Basic Provisions, and under no other name or trade name whatsoever without Sublessor’s prior written consent, provided (A) such consent by Sublessor shall not be unreasonably withheld and (B) if Sublessee is acquired by, or acquires, whether by merger or other means, a bank or bank holding company having assets equal to fifty percent (50%) or more of the assets of Sublessee, Sublessee may, upon prior notice to Sublessor, adopt the name or trade name used by such other bank or bank holding company in its banking business, provided in either case such name is not obscene and does not contain the name of any of Sublessor’s competitors.

ARTICLE VII. MAINTENANCE AND REPAIR OF SUBLEASED PREMISES

7.1 Sublessor’s Responsibility: Sublessor shall keep the foundation, the exterior walls, heating, air conditioning and roof (except plate glass; windows, doors, door closure devices and other exterior openings; window and door frames, molding, locks and hardware; special storefronts; lighting, plumbing and other electrical, mechanical and electromotive installations, equipment and fixtures; signs, placards, decorations or advertising media of any type; and interior painting or other treatment of exterior walls) of the Subleased Premises in good repair. Sublessor, however, shall not be required to make any repairs occasioned by the act or negligence of Sublessee or Sublessee’s agents, employees, subSublessees, licensees and concessionaires; and the provisions of the previous sentence are expressly recognized to be subject to the provisions of Article XIV (Casualty) and Article XV (Condemnation) of this Sublease. In the event that the Subleased Premises should become in need of repairs required to be made by Sublessor hereunder, Sublessee shall give prompt written and oral notice thereof to Sublessor, and Sublessor shall not be responsible in any way for failure to make any such repairs until a reasonable time shall have elapsed after receipt by Sublessor of such written notice. In addition to sending Sublessor written notice, for any maintenance, warranty, or beat and air control issues, please call 479-273-4747.

7.2 Sublessee’s Responsibility: Sublessee shall keep the Subleased Premises in good, clean and habitable condition and shall at its sole cost and expense keep the Subleased Premises free of insects, rodents, vermin and other pests and make all needed repairs and replacements, including replacement of cracked or broken glass, except for repairs and replacements required to be made by Sublessor under the provisions of Section 7.1, Article XIV (Casualty) and Article XV (Condemnation). Without limiting; the coverage of the previous sentence, it is understood that Sublessee’s responsibilities therein include the repair and replacement of all of Sublessee’s lighting plumbing and other electrical, mechanical and electromotive installation, equipment and fixtures and also include all utility repairs in ducts, conduits, pipes, wiring, and any sewer located in, under or above the Subleased Premises and serving the Subleased Premises. If any repairs required to be made by Sublessee hereunder are not made within ten (10) days after written notice delivered to Sublessee by Sublessor, Sublessor may at its option make such repairs without liability to Sublessee for any loss or damage which may result to its stock or business by reason of such repairs; and Sublessee shall pay to Sublessor upon demand, as additional Rent hereunder, the cost of such repairs plus ten percent (10%) thereof as an administrative fee to Sublessor plus interest at the rate of one and one-half percent (1½%) per month, such interest to accrue continuously from the date of payment by Sublessor until repayment by Sublessee.

7.3 Sublessee’s Responsibilities Regarding Condition of the Subleased Premises upon Quitting Subleased Premises:

(a) Upon quitting the Subleased Premises for any reason whatsoever, Sublessee agrees to promptly remove all fixtures, internal and external signage, and personal property. Sublessee shall turn the space into a white box. Please see Exhibit E for white box requirements, Sublessee shall be responsible far disposing of all fixtures and improvements from the Store, but shall not remove any construction debris during peak daytime shopping hours as determined by Sublessor. The Subleased Premises shall be left in a clean condition. In addition, Sublessee shall remove exterior signage from the Subleased Premises and the Store, if applicable and restore exteriors to their original condition.

(b) If Sublessee fails to remove and repair damage caused by the removal of all fixtures, internal and external signage, and personal property within ten (10) calendar days after quitting the Subleased Premises, Sublessee shall pay Sublessor as additional rent $15,000.00 (fifteen thousand dollars). Sublessee’s security deposit, if any, will be applied toward such amount. It would be impracticable or difficult to ascertain actual resulting damages to Sublessor and the amount set forth above is a reasonable estimate of such damage and shall be paid to Sublessor as liquidated damages. In the event that any unpaired, physical damage to the Subleased Premises is to excess of $15,000.00 (fifteen thousand dollars), Sublessor reserves the right to repair such damage and seek further reimbursement from Sublessee.

ARTICLE VIII. ALTERATIONS

8.1 Improvements by Sublessee: Sublessee shall not make any alterations, additions or improvements (collectively, “Improvements”) to the Subleased Premises without the prior written consent of Sublessor, which consent will not be unreasonably withheld or delayed, except for the installation of unattached, movable trade fixtures (“Fixtures”) which may be installed without drilling, cutting or otherwise defacing the premises.

8.2 Construction: All construction work done by Sublessee, its contractors, employees, agents, licensees, officers, suppliers, or any other persons performing any function for Sublessee within the Subleased Premises shall be performed in a good and workmanlike mariner, in compliance with all governmental requirements and in such mariner as to cause a minimum of interference with other construction in progress and with the transaction of business in the Store. Sublessee must erect a dust wall of plywood and/or plastic sheeting during buildout and any other construction work. Sublessee agrees to defend, indemnify and hold Sublessor harmless (with counsel reasonably acceptable to Sublessor) against any loss, liability or damage to persons or property that might arise from such construction or maintenance Including, without limitation, attorneys’ fees and costs of litigation (“Damages”) resulting from such work performed by Sublessee, its contractors, employees, agents, licensees, officers; suppliers, or any other persons performing any function for Sublessee, and Sublessee shall, if requested by Sublessor; furnish a bond or other security satisfactory to Sublessor against any such Damages. Sublessee’s contractors must be licensed and carry workers’ compensation coverage as required by law. Sublessee’s contractors trust comply with all governmental requirements, including but not limited to obtaining all applicable permits, licenses, and other documents necessary to perform such construction work.

8.3 Covenants Against Liens: Sublessee covenants and agrees that it shall not, during the term hereof, suffer or permit any lien to be attached to or upon the Subleased Premises or any part thereof by reason of any act or omission on the part of Sublessee, its contractors, employees, agents, licensees, officers, suppliers, or any other persons performing any function for Sublessee, and hereby agrees to save and hold harmless Sublessor from or against any such lien or claim of lien. The attachment of a lien is an event of default by Sublessee. In the event that any such lien is filed, Sublessee may post a bond or other adequate security to cure such default; however, any lien must be cleared within five (5) days after receipt of notice of such lien. If such lien is not cleared, Sublessor in its sole discretion, may pay and discharge the same and relieve the Subleased Premises therefrom, and Sublessee agrees to repay and reimburse Sublessor upon demand for the amount so paid by Sublessor together with interest thereon and such interest shall be at a rate which is the lower of fifteen percent (15%) per annum or the highest rate allowed by the law of the state in which the Subleased Premises is located.

ARTICLE IX. SUBLESSOR’S RIGHT OF ACCESS: USE OF ROOF

9.1 Sublessor’s Right of Access: Sublessor shall have the right to enter upon the Subleased Premises at any time upon reasonable notice to Sublessee (except for emergencies) and subject to Sublessee’s security requirements, for the purpose of inspecting the same or of making repairs, alterations or additions to adjacent premises, or of showing the Subleased Premises to prospective purchasers, lessees or lenders. Sublessor shall endeavor to minimize interference with Sublessee’s business.

9.2 “For Rent” Signs: Sublessee will permit Sublessor to place and maintain “For Rent” or “For Sublease” signs on the Subleased Premises during the last ninety (90) days of the Sublease Term, it being understood that such signs shall in no way affect Sublessee’s obligations pursuant to any provision of this Sublease.

9.3 Use of Roof: Use of the roof above the Subleased Premises is reserved to Sublessor.

ARTICLE X. SIGNS: STOREFRONTS

10.1 Signs; Storefronts: Sublessee shall not, without Sublessor’s prior written consent: (a) make any changes to the storefront or (b) install any exterior lighting, decorations, paintings, awnings, canopies or the like or (c) erect or install any signs, window or door lettering placards, decorations or advertising media of any type which can be viewed from the exterior of the Subleased Premises. All signs, lettering, placards, decorations and advertising media shall conform in all respects to the sign criteria established by Sublessor from time to time in the exercise of its sole discretion, and shall be subject to the prior written approval of Sublessor as to construction, method of attachment, size, shape, height, lighting, color and general appearance, pursuant to the procedures outlined on Exhibit ”D,” attached hereto. All signs shall be kept in good condition and in proper operating order at all times at Sublessee’s expense. Subject to the foregoing restrictions, Sublessee agrees to install and maintain a first-class sign on the front of the Subleased Premises during the Sublease Term.

ARTICLE XI. UTILITIES

11.1 Utility Charge: Sublessor shall pay all charges for electricity, water, and sewerage service furnished to the Subleased Premises. Sublessee shall pay for telephone service and other utility services not paid for by Sublessor. Sublessee shall not use any cordless phones unless approved by Wal-Mart Stores, Inc. Telecommunications Department. The Telecommunications Department can be contacted at 479-277-4945, option #7.

11.2 Interruption of Utilities: Sublessor shall not be liable for any interruption whatsoever in utility services not furnished by Sublessor nor for interruptions in utility services furnished by Sublessor which are due to fire, accident, strike, acts of God or other causes beyond the control of Sublessor or in order to make alterations, repairs or improvements. Sublessor shall provide reasonable heating, cooling and lighting to the building in which the Subleased Premises are located and the Common Areas at all times during which the Store is open for business.

ARTICLE XII. INDEMNITY AND PUBLIC LIABILITY INSURANCE

12.1 Injury and Damage: Sublessor shall not be liable to Sublessee or to Sublessee’s employees, agents, or visitors, or to any other person whomsoever, for any injury to person or damage to property on or about the Subleased Premises or the Common Area caused by the negligence or misconduct of Sublessee, its employees, subSublessees, licensees or concessionaires, or of any other person entering the Store under express or implied invitation of Sublessee, or arising out of the use of the Subleased Premises by Sublessee and the conduct of its business therein, or arising out of any breach or default by Sublessee in the performance of its obligations hereunder; and Sublessee hereby agrees to defend, indemnify and hold Sublessor harmless from any loss, expense, including reasonable attorney expenses, or claims arising out of such damage or injury.

12.2 Liability Insurance: Sublessee shall procure and maintain throughout the Sublease Term a policy or policies cat insurance, at its sole coast and expense, insuring both Sublessor and Sublessee against all claims, demands or actions arising nut of or in connection with Sublessee’s use or occupancy of the Subleased Premises, the limits of such policy or policies to be in an amount not less than $2,000,000.00 per occurrence in respect of injuries to or death of any one person, and in an amount not less than $5,000,000.00 in respect of any one accident or disaster, and in an amount not less than $2,000,000.00 per occurrence in respect of property damaged or destroyed, and to be written by insurance companies satisfactory to Sublessor. Sublessee will name Sublessor as an additional insured, and Sublessee shall obtain a written obligation on the part of each insurance company to notify Sublessor at least thirty (30) days prior to cancellation of such insurance. Such policies or duly executed certificates of insurance and renewals thereof as required shall be delivered to Sublessor at least thirty (30) days prior to cancellation or the expiration of the respective policy terms of such insurance. If Sublessee should fail to comply with the foregoing requirements relating to insurance, Sublessor may obtain such insurance and Sublessee shall pay to Sublessor on demand as additional Rent hereunder the premium cost thereof plus ten percent (10%) as an administrative fee to Sublessor plus interest at the rate of one and one-half percent (½%) per month from the date of payment by Sublessor until repaid by Sublessee.

12.3 Workers’ Compensation Insurance: Sublessee agrees to maintain and keep in force, during the Sublease Term, all workers’ compensation insurance required under applicable Workers’ Compensation Acts and employer Liability in the limits of $1,000,000.00 (one million dollars) per occurrence with a waiver of subrogation where permitted by law.

ARTICLE XIII. NON-LIABILITY FOR CERTAIN DAMAGES

13.1 Defects, etc.:

(a) Sublessor and Sublessor’s agents and employees shall not be liable to Sublessee for any injury to person or damage to property caused by the Subleased Premises becoming out of repair, or by defect of failure of any structural element of the Subleased Premises or of any equipment, pipes or wiring, or broken glass installed by Sublessee in the Subleased Premises, or by the backing up of drains constructed by Sublessee, or by gas, water, steam, electricity or oil leaking, escaping or flowing from equipment, pipes or wiring installed by Sublessee into the Subleased Premises, nor shall Sublessor be liable to Sublessee for any loss or damage that may be occasioned by or through the acts or omissions of other Sublessees of the store or of any other persons whomsoever, excepting only duly authorized employees and agents of Sublessor.

(b) Sublessee and its agent and employees shall not be liable to Sublessor for any injury to person or damage to property caused by the Subleased Premises or other portions of the Store becoming out of repair or by defect or failure of any structural element of the Subleased Premises or of any equipment, pipes or wiring, or broken glass, or by the backing up of drains, or by gas, water, steam, electricity or oil leaking, escaping or flowing out of the Subleased Premises, nor shall Sublessee be liable to Sublessor for any losses or damage that may be occasioned by or through the acts or omissions of other Sublessees of the Store or of any other persons whomsoever, excepting only duly authorized employees and agents of Sublessee.

13.2 Mutual Waiver of Subrogation: Sublessor and Sublessee each hereby release the other from any and all liability or responsibility to the other or to any other party claiming through or under them by way of subrogation or otherwise, for any loss or damage to property caused by a casualty which is customarily insured under standard fire and extended coverage insurance; provided, however, that this mutual waiver shall be applicable only with respect to a loss or damage occurring during the time when standard tire and extended coverage insurance policies contain a clause or endorsement to the effect that any such Sublease shall not adversely affect or impair the policy; or the right of the insured party to receive proceeds under the policy.

ARTICLE XIV. CASUALTY

14.1 Notice to Sublessor: Sublessee shall give prompt written notice to Sublessor of any damage caused to the Subleased Premises by fire or other casualty.

14.2 Sublessor’s Repair of Casualty Damage: In the event that the Store shall be damaged or destroyed by fire or other casualty, then Sublessor may elect either to terminate this Sublease or to proceed to rebuild and repair the Store. Sublessor shall give written notice to Sublessee of such election within sixty (60) days after the occurrence of such casualty, and if Sublessor elects to rebuild and repair, Sublessor shall proceed to do so with reasonable diligence and at its sole cost and expense. As it relates to the Subleased Premises, Sublessor’s work under this Article XIV shall be limited to restoring the Subleased Premises to substantially the condition in which the same existed prior to such casualty, exclusive of any alterations, additions, improvements, fixtures and equipment installed by Sublessee to substantially the same condition in which the same existed prior to the casualty.

14.3 Sublessee’s Repair of Casualty Damage: Sublessee agrees that promptly after completion of such work by Sublessor, Sublessee will proceed with reasonable diligence and at Sublessee’s sole cost and expense to restore, repair and replace all alterations, additions, improvements, fixtures, signs and equipment installed by Sublessee.

14.4 Operation of FSF After Casualty: Sublessee agrees that during any period of reconstruction or repair of the Subleased Premises, it will continue the operation of its business within the Subleased Premises to the extent practicable. During the period from the occurrence of the casualty until Sublessee’s repairs are completed, the Rent shall be reduced to such extent as may be fair and reasonable under the circumstances.

14.5 Property Insurance: Sublessee will secure at Sublessee’s sole cost Property Insurance Coverage normally covered in a Fire and Extended Coverage Policy for Sublessee’s Fixtures and Improvements.

ARTICLE XV. CONDEMNATION

15.1 Condemnation: If such portion of the Store (including the Common Area) shall he taken for any public or quasi-public use under any governmental law, ordinance or regulation or by right of Eminent Domain or by private exercise in lieu thereof that, in the sole opinion of Sublessor, the continued operation of the Store is undesirable. Sublessor may elect to terminate this Sublease, such termination to be effective as of the date Sublessor ceases to operate the Store. All compensation awarded for any taking (or the proceeds of private sale in lieu thereof) of the Subleased Premises or Common Area shall be the property (if Sublessor, and Sublessee hereby assigns its interest in any such award to Sublessor; provided, however, Sublessor shall have no interest in any award made to Sublessee for Sublessee’s moving and relocation expenses or for the loss of Sublessee’s fixtures and other tangible personal property if a separate award for such items is made to Sublessee.

ARTICLE XVI. ASSIGNMENT AND SUBLETTING

16.1 Sublessor’s Consent: Sublessee shall not, without the prior written consent of Sublessor (i) assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Sublease or any interest hereunder, (ii) permit any assignment or other such foregoing transfer of this Sublease or any interest hereunder by operation of law, (iii) sublet the Subleased Premises or any part thereof, or (iv) permit the use of the Subleased Premises by any persons other than Sublessee, its employees and its invitees (each of the foregoing actions for which Sublessor’s consent is required is hereinafter sometimes referred to as a “Transfer” and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”). If Sublessee shall desire Sublessors consent to any Transfer, Sublessee shall notify Sublessor in writing, which notice shall include: (a) the proposed effective date (which shall not be less than forty-five (45) days nor more than one hundred eighty (180) days after the Sublessee’s notice), (b) all of the terms of the proposed Transfer and. the consideration therefor, the name and address of the proposed Transferee, and a copy of all documentation pertaining to the proposed Transfer, and (c) current audited financial statements of the proposed Transferee, and any other information necessary to enable Sublessor to determine the financial responsibility, character, and reputation of the proposed Transferee, and (d) such other information as Sublessor may reasonably require. Sublessor’s consent to any Transfer shall not be unreasonably withheld, but any Transfer made without Sublessor’s prior written consent shall, at Sublessor’s option, be null, void, and of no effect, and any acceptance of Rent by Sublessor from any purported Transferee shall not be deemed a consent to a Transfer or a waiver of any of Sublessors rights or remedies hereunder. If Sublessee has provided the notice required by this paragraph and if Sublessor does not provide written consent by the proposed effective date. Sublessor shall be deemed to have consented to the Transfer.

16.2 Permitted Transfers: “Transferee” as used herein shall not include a subsidiary, affiliate, division or corporation controlled by, controlling or under common control with Sublessee (each of which shall be an “Affiliate” for purposes of the Sublease), provided that the Affiliate is a federal or state-chartered financial institution whose deposits are insured by the Federal Deposit Insurance Corporation, and that the Affiliate will continue to operate a full-service FSF in the Subleased Premises. Sublessor shall be deemed to consent to a Transfer to such an Affiliate and no prior consent shall be required thereto, provided than Sublessee shall give prior written notice thereof to Sublessor for informational purposes only. Moreover, a merger or consolidation in which Sublessee is the surviving entity or in which the shareholders of Sublessee maintain control of the surviving entity shall not be deemed a Transfer.

16.3 Corporate Consolidation: For purposes of this Sublease, the term “Transfer” shall also include the dissolution or the merger or consolidation of Sublessee (other than with an Affiliate), or within a twelve (12) month period: (i) the sale or other transfer of more than an aggregate of fifty percent (50%) of the voting shares of Sublessee (other than, in the case of a closely held corporation, to immediate family members by reason of gift or death), or (ii) the sale, mortgage, hypothecation or pledge of more than an aggregate of fifty percent (50%) of the value of the unencumbered assets (as of the date hereof) of Sublessee.

16.4 Transfer Premium: If Sublessor consents to a Transfer, and as a condition thereto which the (parties hereby agree is reasonable, Sublessee shall pay Sublessor fifty percent (50%) of any Transfer Premium received by Sublessee in connection with such Transfer. “Transfer Premium” shall mean all Rent, additional Rent or other consideration payable by such Transferee in any monthly period in excess of the Rent payable by Sublessee under this Sublease (on a monthly basis during the Term). If part of the consideration for such Transfer shall be payable outer than in cash, Sublessor’s share of such non-cash consideration shall be in such form as is reasonably satisfactory to Sublessor. Such percentage of the Transfer Premium shall be paid promptly by Sublessee upon Sublessee’s receipt from time to time of periodic payments from such Transferee or at such other time as Sublessee shall realize a Transfer Premium. In lieu of accepting such percentage of the Transfer Premium, Sublessor may elect in writing within ninety (90) days after Sublessee’s notice, to increase the Rent hereunder during the Term of the Transfer by an amount equal to Sublessor’s share of the monthly amount of such Transfer Premium. The provisions of this Subparagraph 16.4 shall not apply to a Transfer to an Affiliate and shall not apply to payments made by a

16.5 Effect of Sublessor Consent: If Sublessor consents or is deemed to consent to a Transfer: (a) the terms and conditions of this Sublease, including among other things, Sublessee’s (which term, for purposes hereof, shall mean the transferring Sublessee and any predecessor) liability for the Subleased Premises (including, without limitation, Rent and other sums due with respect thereto), shall in no way be deemed to have been waived or modified so that notwithstanding such Transfer, the Sublessee, its predecessors and the Transferee shall be jointly and severally liable with respect to the Subleased Premises, (b) such consent shall not be deemed consent to any further Transfer by either Sublessee or a Transferee; (c) as a condition thereto Sublessee shall first deliver to Sublessor an original executed copy of all documentation pertaining to the Transfer, including but not limited to an assumption agreement by the Transferee, in form reasonably acceptable to Sublessor, and (d) Sublessee shall furnish upon Sublessor’s request a complete statement, certified by an independent certified public accountant, or Sublessee’s chief financial officer, setting forth in detail the computation of any Transfer Premium Sublessee has derived and shall derive from such Transfer. Sublessor or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Sublessee relating to any Transfer Premium, and shall have the right to make copies thereof. If the Transfer Premium respecting any Transfer shall be found understated, Sublessee shall within thirty (30) days after demand pay the deficiency, and Sublessor’s costs of such audit, and if understated by more than five percent (5%), Sublessor shall have the right to cancel this Sublease upon thirty (30) days notice. Any subSublease hereunder shall be subordinate and subject to the provisions of this Sublease, and if this Sublease shall be terminated during the term of any subSublease, Sublessor shall have the right to (i) treat such subSublease as canceled and repossess the Subleased Premises by any lawful means or (ii) require that such subSublessee attorn to and recognize Sublessor as its Sublessor under such subSublease.

16.6 Sublessor’s Sublease (if any): If this Sublease is in fact a subSublease, Sublessee accepts this Sublease subject to all of the terms and conditions of the underlying Sublease under which Sublessor holds the Store as lessee. Sublessee covenants that it will do no act or thing which would constitute a violation by Sublessor of his obligation under such underlying Sublease; provided, however, that Sublessee’s agreement in this regard is premised on Sublessor’s assurances to the effect that the terms of this Sublease do not violate such underlying Sublease.

16.7 Transfer by Sublessor: In the event of the Transfer by Sublessor of its interest in this Sublease to a Transferee expressly assuming Sublessor’s obligation under this Sublease, Sublessor shall thereby be released from any further obligations hereunder, and Sublessee agrees to look solely to such Transferee of Sublessor for performance of such obligations. Any security given by Sublessee to secure performance of Sublessee’s obligations hereunder may be assigned and transferred by Sublessor to such Transferee, and Sublessor shall thereby, be discharged of any further obligation relating thereto.

ARTICLE XVII. TAXES

17.1 Sublessee’s Responsibility for Taxes: Sublessee shall be liable for all taxes levied against personal property and trade fixtures placed by Sublessee in the Subleased Premises. If any such taxes are levied against Sublessor or Sublessors property, and if Sublessor elects to pay the same or it the assessed value of Sublessor’s property is increased by inclusion of personal property and trade fixtures placed by Sublessee in the Subleased Premises, and Sublessor elects to pay the taxes based on such increase. Sublessee shall pay to Sublessor upon demand that part of such taxes for which Sublessee is primarily liable hereunder.

17.2 Sublessor’s Responsibility for Taxes: Except as provided in Section 17.1, Sublessor shall pay or cause to be paid all general real estate taxes, general and special assessments, parking surcharges and other governmental charges (hereinafter collectively referred to as the “General Taxes”) levied against the Store and the Common Area for each real estate tax year.

17.3 Rent Taxes, etc.: If at any time during the Sublease Term, a tax or excise on rents or other tax however described (except any franchise, estate, inheritance, capital stock, income or excess profits tax imposed upon Sublessor) is levied or assessed against Sublessor by any lawful taxing authority on account of Sublessor’s interest in this Sublease or the Rent or other charges reserved hereunder, as a substitute in whole or its part, or in addition to the General Taxes described in Section 17.2 above, Sublessee agrees to pay to Sublessor upon demand, and in addition to the Rent and other charges prescribed in this Sublease, the amount or such tax or excise. In the event an such tax or excise is levied or assessed directly against Sublessee, then Sublessee shall be responsible for and shall pay the same at such times and in such manner as the taxing authority shall require.

ARTICLE XVIII. DEFAULT BY SUBLESSEE AND REMEDIES

18.1 Events of Default: The following shall be events of default by Sublessee under this Sublease:

(a) Sublessee shall fail to pay any installment of Rent or any other regularly scheduled monetary obligations hereunder involving the payment of money and such failure shall continue for a period of ten (10) days after the date due.

(b) Sublessee shall tail to comply with any term, provision or covenant of this Sublease other than as described in subsection (a) above and shall not cure such failure within fifteen (15) days after written notice thereof to Sublessee, or, as to matters which cannot be remedied within fifteen (15) days if Sublessee fails to commence efforts to remedy such default within such fifteen (15) day period and thereafter diligently prosecute such efforts so that such default is cured within a reasonable time, not to exceed ninety (90) days from Sublessee’s receipt of such notice.

(c) Sublessee or any guarantor of Sublessee’s obligations under this Sublease shall became insolvent, or shall make a transfer in fraud of creditors, or shall make an assignment for the benefit of creditors.

(d) Sublessee or any guarantor of Sublessee’s obligations under this Sublease shall file a petition under any section or chapter of the National Bankruptcy Act, as amended, or under any similar law or statute of the United States or any State thereof; or Sublessee or any guarantor of Sublessee’s obligations under this Sublease shall be adjudged bankrupt or insolvent in proceedings filed against Sublessee or any guarantor of Sublessee’s obligations under this Sublease thereunder.

(e) A receiver or trustee shall be appointed for the Subleased Premises or for all or substantially all of the assets of Sublessee or any guarantor of Sublessee’s obligations under this Sublease.

(f) Sublessee shall desert or vacate or shall commence to desert or vacate the Subleased Premises or any substantial portion of the Subleased Premises prior to termination of this Sublease.

(g) Sublessee shall do or permit to be done anything which creates a lien upon the Subleased Premises.

(h) Sublessee or any of its employees, agents, licensees, officers, suppliers, or contractors shall violate any rule, local ordinance, law (civil or criminal), or commit any illegal act or omission in the operation or any other activity associated in any way with the Subleased Premises.

18.2 Sublessor’s Remedies: Failure by Sublessor to enforce one or more of the remedies herein provided upon an event of default shall not be deemed or construed to constitute a waiver of such default.

(a) In the event that Sublessor shall obtain possession by reentry, summary proceedings, legal or equitable actions or proceedings or other lawful measures as a result of any Default by Sublessee, Sublessee agrees to pay to Sublessor all reasonable and ordinary legal exposes incurred by Sublessor in obtaining possession of the Subleased Premises and the usual and ordinary commissions for re-letting the same for any term not extending beyond the term of this Sublease. Sublessee further agrees in such event to remain liable for and to pay all rents and other sums herein reserved, less the net amount of rents which shall be collected and received by Sublessor from the Subleased Premises, for and during the balance of the term of this Sublease. If Sublessor does not re-let the Subleased Premises, Sublessor may elect to recover, as liquidated damages and not as a penalty, an amount equal to the rents provided herein to be paid by Sublessee to Sublessor for the remainder of the term of this Sublease.

(b) Sublessor may terminate this Sublease upon ten (10) days written notice, in which event Sublessee shall immediately surrender the Subleased Premises to Sublessor. If Sublessee fails to do so, Sublessor may, without prejudice to any other remedy which Sublessor may have for possession or arrearages in Rent (including any interest which may have accrued pursuant to Article III of this Sublease), enter upon and take possession of the Subleased Premises. In addition, Sublessee agrees to pay to Sublessor on demand the amount of all loss and damage which Sublessor may suffer by reason of any termination effected pursuant to this Subsection. Sublessee hereby waives any statutory requirement of prior written notice for fling eviction or damage suits for nonpayment of Rent. Sublessee hereby waives any claim that may arise against Sublessor as a consequence of Sublessor’s re-entry. In addition, Sublessor may choose to terminate either a specific location or the entire Sublease agreement at Sublessor’s sole discretion. Terminating one location does not mean all locations are automatically terminated.

(c) When Sublessor desires, Sublessor may demand a final settlement. Upon demand for a final settlement, Sublessor shall have a right to, and Sublessee hereby agrees to pay, the difference between the total of all Rent and other charges provided in this Sublease for the remainder of the terse and the reasonable rental value of the Subleased Premises for such period, such difference to be discounted to present value at the rate of eight percent (8%) per annum).

(d) Sublessee shall compensate Sublessor for all expenses incurred by Sublessor in repossession (including among other expenses, any increase in Insurance Premiums caused by the vacancy of the Subleased Premises), all expenses incurred by Sublessor in reletting (including among other expenses, repairs, remodeling, replacements, advertisements and brokerage fees), all concessions granted to a new Sublessee upon reletting (including among other concessions, renewal options), all losses incurred by Sublessor as a direct or indirect result of Sublessee’s default (including among other losses, any adverse reaction by Sublessor’s mortgagee or by other Sublessees or potential Sublessees of the Store), and a reasonable allowance for Sublessor’s administrative efforts, salaries and overhead attributable directly or indirectly to Sublessee’s default and Sublessors pursuing the rights and remedies provided herein and under applicable law.

18.3 Injunction: Sublessor may restrain or enjoin any breach or threatened breach of any covenant, duty or obligation of Sublessee herein contained without the necessity of proving the inadequacy of any festal remedy or irreparable harm.

18.4 Attorney’s Fees: Sublessee agrees to pay any reasonable attorney’s fees and expenses incurred by Sublessor by reason of an Event of Default.

18.5 Remedies are Cumulative: Unless expressly provided otherwise herein, remedies conferred by this Sublease upon the respective parties are not intended to be exclusive, but are cumulative and in addition to remedies otherwise afforded by law.

18.6 Sublessee’s Insolvency: Notwithstanding any other provision of this Sublease, in the event the Sublessee or its successors or assignee shall become insolvent, bankrupt, or make an assignment for the benefit of creditors, or if it or their interest hereunder shall be levied upon or sold under execution or other legal process, or in. the event the FSF to be operated on the Subleased Premises is closed, or is taken over by a bank supervisory authority, the Sublessor may terminate this Sublease only with the concurrence of such bank supervisory authority, and any such authority shall in any event have the election to either continue or terminate this Sublease, provided, that in the event this Sublease is terminated, the maximum claim of Sublessor against such battle supervisory authority for damages or indemnity for injury resulting from the rejection or abandonment of the unexpired Sublease shall in no event be in an amount exceeding the Rent reserved by this Sublease, without acceleration, for the year next succeeding the date of the surrender of the Subleased Premises to the Sublessor, or the date of re-entry of the Sublessor, whichever first occurs, whether before or after the closing of the FSF, plus an amount equal to the unpaid Rent accrued without acceleration up to such date. This paragraph shall limit the liability of the FDIC but not affect Sublessor’s other rights or remedies under law.

ARTICLE XIX. SUBLESSEE’S MAIL

19.1 Delivery of Sublessee’s Mail: Sublessee cannot receive mail at the Wal-Mart store or the Subleased Premises.

ARTICLE XX. HOLDING OVER

20.1 Holdover Status: In the event Sublessee remains in possession of the Subleased Premises after the expiration of this Sublease and without the execution of a new Sublease, it shall be deemed to be occupying the Subleased Premises as a Sublessee from month to month at a monthly rental rate equal to the current Rent plus other charges herein provided plus fifty percent (50%) of such amount and otherwise subject to all the conditions, provisions and obligations of this Sublease insofar as the same are applicable to a month to month tenancy. Notwithstanding the foregoing, if Sublessor and Sublessee are engaged in good faith negotiations to extend the term of the Sublease or to enter into a new Sublease, Sublessee shall be permitted to continue paying monthly rental at a rate equal to the current Rent, without the fifty percent (50%) additional charge, while such negotiations continue; provided, however, that in the event Sublessor and Sublessee do not extend the term of this Sublease or enter into a new Sublease within three (3) months after termination of this Sublease, Sublessor may, at any time, require Sublessee to commence paying Rent plus fifty percent (50%) of such amount as set forth in this Section 20.1.

ARTICLE XXI. SUBORDINATION AND ATTORNMENT

21.1 Mortgages, etc.: Sublessee accepts this Sublease subject and subordinate to any mortgage, deed of trust or other lien presently existing or hereafter placed upon the Subleased Premises or the Store and Common Area as a whole and to any renewals and extensions thereof, Sublessee agrees that any such mortgagee shall have the right at any time to subordinate such mortgage, deed of trust or other Lien to this Sublease; provided, however, notwithstanding that this Sublease may be (or made to be) superior to mortgage, deed of trust or other lien, the provisions of mortgage, deed of trust or other lien relative to the rights of the mortgagee with respect to proceeds arising from an eminent domain taking (including a voluntary conveyance by Sublessor) and/or arising from insurance payable by reason of damage to or destruction of the Subleased Premises shall be prior and superior to any contrary provisions contoured in this instrument with respect to the payment or usage thereof. Sublessor is hereby irrevocably vested with full power and authority to subordinate this Sublease to any mortgage, deed of trust or other lien hereafter placed upon the Subleased Premises or the Store and Common area as a whole, and Sublessee ogees upon demand to execute such further instruments subordinating this Sublease as Sublessor may request; provided, however, that upon Sublessee’s written request and notice to

Sublessor, Sublessor shall use good faith efforts to obtain from any such mortgagee a written agreement that the rights of Sublessee shall remain in full force and effect during the Sublease Term as long as Sublessee shall continue to recognize and perform all of the covenants and conditions of this Sublease.

21.2 Notice to Mortgagee: At any time when the holder of an outstanding mortgage, deed of trust or other lien covering Sublessor’s interest in the Subleased Premises has given Sublessee written notice or its interest; in this Sublease, Sublessee may not exercise any remedies for default by Sublessor hereunder unless and until the holder of the indebtedness secured by such mortgage, deed of trust or other lien shall have received written notice of such default and a reasonable time for curing such default shall thereafter have elapsed.

21.3 Estoppel Certificates: Sublessee agrees that it will from time to time upon request by Sublessor execute and deliver to Sublessor a written statement addressed to Sublessor (or to a party designated by Sublessor), which statement shall identify Sublessee and this Sublease, shall certify that this Sublease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as so modified), shall confirm that Sublessor is not in default as to any obligations of Sublessor under this Sublease (or if Sublessor is in default, specifying any default), shall confirm Sublessee’s agreements contained above in this Article XXI, shall confirm the Commencement and Termination Dates of this Sublease, and shall contain such other information or confirmations as Sublessor may reasonably require. Sublessor is hereby irrevocably appointed and authorized as the agent and attorney-in-fact of Sublessee to execute and deliver any such written statement on Sublessee’s behalf if Sublessee fails to do so within seven (7) days after the delivery of a written request from Sublessor to Sublessee. Sublessor may treat such failure as an event of default.

21.4 Attornment: Sublessee shall attorn to and be bound to any of Sublessor’s successors under all the terms, covenants and conditions of this Sublease for the balance of any remaining Sublease Term.

ARTICLE XXII. NOTICES & CORRESPONDENCE

22.1 Notices: Wherever any notice or correspondence is required hereunder, such notice shall be in writing. Any notice or document shall be deemed to be delivered when actually received by the designated addressee or, if earlier and regardless of whether actually received or not, when deposited in the United States Mail, postage prepaid, Certified Mail, Return Receipt Requested, addressed to the parties hereto at the respective notice addresses set forth in Article I, or at such other addresses as they have theretofore specified by written notice.

ARTICLE XXIII. REGULATIONS

23.1 Compliance With Regulations: Sublessee shall comply with all laws, rules, orders, directives and regulations (collectively “Regulations”) pertaining to the Subleased Premises, including but not limited to the Americans with Disabilities Act (ADA) and environmental Regulations. Sublessee waives any claim it may have against Sublessor regarding any changes Sublessor may make in the Store or the Subleased Premises necessary to comply with such Regulations.

23.2 Hazardous Waste: Sublessee (hereafter the indemnifying party), its successors and assigns, shall indemnify, defend and hold harmless Sublessor (with counsel reasonably acceptable to Sublessor) from and against any and all losses, liabilities (including strict liability), damages, injuries, expenses, and costs including, without limitation, reasonable attorney’s fees, of any settlement or judgment and claims of any and every kind whatsoever paid, incurred or suffered by, or asserted against, Sublessor, its successors and assigns by any person or entity or governmental agency, for, with respect to, or as a direct or indirect result of the escape, seepage, leakage, spillage, emission, discharge or release of any Hazardous Substance (as defined herein below) resulting from the operations of the Sublessee upon or under Sublessor’s land including without limitation, any losses, liabilities (including strict liability), damage, injuries, expenses, and costs, including, without limitation, reasonable attorney’s fees’, of any settlement or judgement or claims asserted or arising under, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendment and Reauthorization Act, the Resource Conservation Recovery Act, the Federal Water Pollution Control Act, the Federal Environmental Pesticides Act, the Clean Water Act, any so called federal, state or local “Superfund” or “Superlien” statute, or any other statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to or imposing liability (including strict liability), or standards of conduct concerning any hazardous Substance. If the attorney hired to indemnify Sublessor is not satisfactory in Sublessor’s sole discretion, Sublessor reserves the right to retain counsel to insure Sublessor’s interests are protected and to present claims which may exist as against Sublessee or the employees or agents or invites of Sublessee. Sublessee shall be responsible for the reasonable costs and fees associated with such defense of Sublessor or Sublessor’s interests,

23.3 Applications: Sublessee shall file applications with the appropriate regulatory authorities for authority to establish a branch office in the Subleased Premises and shall keep Sublessor advised of the processing of the applications. The obligations of the Sublessee under this Sublease are subject to the condition precedent that the Sublessee shall receive authority to establish a branch office to the Subleased Premises. In the event such authority is not received on or before the Targeted Commencement Date, either Sublessor or Sublessee shall have the right, upon notice to the other, to terminate this Sublease. In such event, neither party hereto shall have any rights, duties or obligations hereunder.

ARTICLE XXIV. MISCELLANEOUS

24.1 No Partnership: Nothing herein contained shall be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent or of partnership or of joint venture between the parties hereto, it being understood and agreed that neither the method of computation of Rent, nor any other provision contained herein, nor any acts of the parties hereto, shall be deemed to create any relationship between the parties hereto other than the relationship of Sublessor and Sublessee.

24.2 No Offset: Sublessee shall not for any reason withhold or reduce Sublessee’s required payments of Rent and other charges provided in this Sublease, it being agreed that the obligations of Sublessor hereunder are independent of Sublessee’s obligations except as may be otherwise expressly provided. In this regard it is specifically understood and agreed that in the event Sublessor commences any proceedings against Sublessee for nonpayment of Rent or any other sum due and payable by Sublessee hereunder, Sublessee will not interpose any counterclaim or other claim against Sublessor of whatever nature or description in any such proceedings (other than a compulsory counterclaim under Rule 13(a) of the Federal Rules of Civil Procedure, or any analogous rule in a state court proceeding); and in the event that Sublessee interposes any such counterclaim or other claim against Sublessor in such proceedings, Sublessor and Sublessee stipulate and agree that, in addition to any other lawful remedy of Sublessor, upon motion of Sublessor, such counterclaim or other claim asserted by Sublessee shall he severed from the proceedings instituted by Sublessor. Sublessor may proceed to final judgment separately and apart from and without consolidation with or reference to the status of such counterclaim or any other claim asserted by Sublessee.

24.3 Sublessor’s Liability: If Sublessor fails to comply with a term, provision or covenant of this Sublease, Sublessor shall have thirty (30) days after written notice thereof by Sublessee to Sublessor to cure such default, or, as to matters which cannot be remedied within thirty (30) days, Sublessor agrees to commence efforts to remedy such default within such thirty (30) day period and thereafter diligently prosecute such efforts so that such default is cured within a reasonable time from Sublessor’s receipt of such notice. The liability of Sublessor to Sublessee for any default by Sublessor under the terms of this Sublease shall be limited to an amount equal to one year of Rent for the location in which Sublessor was found in default.

24.4 Consents: Any clause referring to Sublessor approval refers to written consent. Except as may be otherwise herein provided, in all circumstances under this Sublease where prior consent or permission of one party (“First Party”), whether it be Sublessor or Sublessee, is required before the other party (‘“Second Party”); is authorized to take any particular type of action, the matter of whether to grant such consent or permission shall be within the sole and exclusive judgment and discretion of the First Party; and it shall not constitute any nature of breach by the First Party hereunder or any defense to the performance of any covenant, duty or obligation of the Second Party hereunder that the First Party delayed or withheld the granting of such consent or permission, whether or not the delay or withholding of such consent or permission was, in the opinion of the Second Party, prudent or reasonable or based on good cause.

24.5 Waivers: One or more waivers of any covenant, term, or condition of this Sublease by either party shall not be construed as a waiver of a subsequent breach of the same covenant, term or condition. The consent or approval by either party to or of any act by the other party requiring such consent or approval shall not be deemed to waive or render unnecessary consent to or approval of any subsequent similar act.

24.6 Force Majeure: Whenever a period of time is herein prescribed for an action to be taken, the party required to take such action (other than payment of money) shall not be liable or responsible for, and there shall be excluded from the computation of any such period of time, any delays clue to strikes, riots, acts of God, shortages of labor or materials, war, governmental laws, regulations or restrictions or any other causes of any kind whatsoever which are beyond the reasonable control of such parry.

24.7 Governing Law: The laws (excluding the law regarding conflict of laws) of the state of Arkansas shall govern the interpretation, validity, performance and enforcement of this Sublease. If any provision of this Sublease should be held to be invalid or unenforceable, the validity and enforceability of the remaining provisions of this Sublease shall not be affected thereby. The sole and exclusive venue for any action under this Sublease shall be Benton County, Arkansas.

24.8 Captions: The captions used herein are for convenience only and do not limit or amplify the provisions hereof.

24.9 Number; Gender: Whenever here the singular number is used, the same shall include the plural, and words of any gender shall include each other gender.

24.10 Successors: The terms, provisions and covenants contained in this Sublease shall apply to, inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors in interest and legal representatives except as otherwise herein expressly provided.

24.11 Entire Agreement: This Sublease contains the entire agreement between the parties, and no agreement shall be effective to change, modify or terminate this Sublease in whole or in part unless such is in writing and duly signed by the party against whom enforcement of such change, modification or termination is sought. Sublessor and Sublessee hereby acknowledge that they are not relying on any representation or promise of the other, except as may be expressly set forth in this Sublease. Oral agreements in conflict with any of the terms of this Sublease shall be without force and effect.

24.12 Counterparts: This Agreement may be executed in one or more counterparts (including by facsimile), all parties need not be signatories to the same documents, and all counterpart-signed documents shall be deemed to be an original and one (1) instrument. Counterpart signatures received through facsimile transmission shall bind the party whose signature is so received as if such signature were an original.

24.13 Confidentiality: Both parties agree that they, and all of their employees and agents, shall keep confidential the terms of this Sublease. The only information either party may give another, upon inquiry is that Sublessor and Sublessee have negotiated a Sublease, unless additional disclosure is required by law. Both parties specifically recognizes that it is important to the other that any future negotiations it may have with others not be impacted by the terms of this arms length agreement, and therefore neither party shall disclose any of the economics nor any other terms of this Sublease.

24.14 Store Closing: Notwithstanding anything herein to the contrary, Sublessee agrees to the cancellation of this Sublease and agrees to vacate the Subleased Premises on the date Sublessor ceases doing business in the Store unless a longer period is required by federal or state law, or unless this Sublease is transferred by Sublessor, as contemplated by Article XVI above. Sublessor agrees to give Sublessee as much notice as is practicable under the circumstances of Sublessor’s decision to cease doing business in the Shopping Center.

24.15 Restrictions: If Sublessee is prohibited from operating its business in the Subleased Premises due to restrictions found in an ECR (Easements, Covenants and Restrictions) or similar document, Sublessor will not be considered in default of this Sublease, and this Sublease will terminate upon written notice to Sublessee from Sublessor. Sublessee shall have no recourse against Sublessor for any resulting damages.

24.16 Advertisements: Sublessee may advertise the existence and location of its business only after Sublessor has approved the manner and content of such advertisement, which approval will not be unreasonably withheld or delayed. Aside from notices of the existence and location of Sublessee’s business, Sublessee will not use Sublessor’s name, trademark, servicemark, or logo in any advertising, marketing, or solicitation materials without the Sublessor’s written consent. In no event will either party advertise or otherwise represent that it has any relationship with the other other than the relationship of Sublessor and Sublessee arising out of Sublessee’s occupying space in the Store. In addition, Sublessee may not initiate any press release containing Sublessor’s name or representing any relationship to Sublessor whatsoever.

24.17 Attorney’s Fees: Sublessor and Sublessee agree that if either party brings an action against the other party to enforce the terms hereof or to declare rights hereunder each party shall pay its own attorney’s tees and costs incurred therein except as otherwise provided herein.

24.18 Failure to Act: Failure to act on the part of Sublessor on any right does not waive the right to, act on that right at a future date.

24.19 Security: Sublessee may not, at any time, have within the Store or its Subleased Premises any firearms, tear gas or dye packs that emit tear gas.

EXHIBIT A

COMMENCEMENT AGREEMENT

Re:	Wal-Mart Sublease Agreement between Wal-Mart Stores, Inc. (“Sublessor”) and the undersigned financial institution (“Sublessee”) concerning Wal-Mart Supercenter No. «Store_», «City», «State», (the “Store”). List store location on all correspondence.

Sublessor and Sublessee confirm the following information with respect to the Store (capitalized terms not otherwise defined in this agreement shall have the meaning given to them in the Wal-Mart Sublease Agreement).

1. The Wal-Mart Sublease Agreement is in full force and effect and has not been modified, superseded or changed, except as follows:

2. Sublessee accepted the Subleased Premises and opened its financial Service Facility on «Date_of_Comm».

3. The initial Lease Term commenced on «Date_of_Comm» and will expire on «Exp_date».

EXECUTED BY SUBLESSOR AND SUBLESSEE AS OF THE DATE SET FORTH ABOVE:

Sublessor:	Sublessee:

By:	By:

Title:	Title:

MONTHLY RENTAL PAYMENTS ARE DUE THE 1ST OF EACH MONTH.

YOUR LEASE NUMBER «Lease» MUST BE ON ALL MONTHLY REMITTANCES

LATE PAYMENT CHARGES WILL BE IN ACCORDANCE WITH LEASE.

EXHIBIT B

Deposit Products

FDIC Insured Products/Accounts

Lending Products

Consumer and Business Loans (secured and unsecured) with the exception of Payday Loans

Real Estate Loans

SBA Loans

Credit Cards

Other Products/Services

Online Banking

Investment Products

Insurance Products

Trust Services

Automated Teller Machine

Merchant Services

THE PORTIONS ON THIS EXHIBIT C TO THE SUBLEASE MARKED WITH THREE ASTERISKS IN BRACKETS ([***]) HAVE BEEN OMITTED PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

EXHIBIT C

WAL-MART IN STORE BANK BRANCH PRICING

RENT:

INITIAL TERM:
MONTHLY:	$[***] for Subleased Premises 500 to 700 square feet.
$[***] for Subleased Premises 701 to 950 square feet.

1st OPTION:
MONTHLY:	$[***] for Subleased Premises 500 to 700 square feet.
$[***] for Subleased Premises 701 to 950 square feet.

2nd OPTION:
MONTHLY:	$[***] for Subleased Premises 500 to 700 square feet.
$[***] for Subleased Premises 701 to 950 square feet.

EXHIBIT D

WAL-MART SIGNAGE POLICY

1. Building Signage. Wal-Mart Stores, Inc may allow, but does not guarantee, exterior signage of one sign with a maximum of 20 sq. ft. stud-mounted, illuminated or non-illuminated letters or box with prior written approval required by the Leasing Operations Department. If signage is approved by Wal-Mart, the location of the exterior sign will be determined at the time of approval.

2. Installation and Permitting. Sublessee will be responsible for all installation, permitting and costs. Please note that
Wal-Mart approval does not guarantee that signage will be allowed by the city or any other entity that must approve. The roof of the
Wal-Mart store may not be penetrated in any manner. If Sublessee penetrates the roof, Sublessee will pay to Sublessor the amount of $100,000.00 in damages. It would be impracticable or difficult to ascertain actual resulting damages to Sublessor and the amounts set forth above are reasonable estimates of such damage and shall be paid to Sublessor as liquidated damages in such event.

3. Existing Bank-occupied Stores. The Bank will be responsible for the entire project. The Bank shall supply the Wal-Mart Leasing Operations Department with a confirmation letter stating that the Bank sign has been installed at the store location. Photographs of the sign shall accompany the letter.

4. New Stores, Relocations And Expansions. The Bank will be allowed to begin the permitting process for its sign after the Wal-Mart signing package has been approved. NOTE: WAL-MART SIGNAGE WILL HAVE PRIORITY AT ALL PROJECTS. The Bank will be responsible for all permitting and sign costs. The Bank shall supply the Wal-Mart Leasing Operations Department with a confirmation letter stating that the Bank sign has been installed at the store location. Photographs of the sign shall accompany the letter.

5. Restrictions. No other Bank signage, such as flags, floor decals, road signs, road-sign banners, banners hanging on outside of building, shopping cart signs, etc. will be permitted. All signage, whether inside or outside the Wal-Mart store, must be submitted to and approved by the Wal-Mart Leasing Operations Department before they can be considered for being part of the Bank signage on, inside, or about any store.

THIS IS THE APPROVED WAL-MART/BANK BRANCH SIGNAGE PACKAGE. NO ADDITIONAL SIGNAGE IS AUTHORIZED.

Add Exhibit E—White box.

THE PORTIONS ON THIS EXHIBIT C TO THE SUBLEASE MARKED WITH THREE ASTERISKS IN BRACKETS ([***]) HAVE BEEN OMITTED PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

EXHIBIT C

WAL-MART IN STORE BANK BRANCH PRICING

RENT (INCLUDING CAM AND INSURANCE):

INITIAL TERM
	MONTHLY	$ [***]
	ANNUAL	$ [***]
1ST OPTION
	MONTHLY	$ [***]
	ANNUAL	$ [***]
2ND OPTION
	MONTHLY	$ [***]
	ANNUAL	$ [***]